Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2023 RESULTS

DALLAS--(BUSINESS WIRE)—May 9, 2023-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the first quarter of 2023. For the quarter, the Company generated a net income of $83 million, or $0.17 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $78 million, or $0.16 per diluted share for the first quarter of 2023.

FIRST QUARTER 2023 HIGHLIGHTS

•Net Production(2): ~58,800 barrels of oil equivalent per day (boepd), with sales of ~61,100 boepd

•Revenues: $394 million, or $71.67 per boe (excluding the impact of derivative cash settlements)

•Production expense: $84 million, or $15.26 per boe

•Capital expenditures: $206 million

•On Phase 2 of the Greater Tortue Ahmeyim LNG project, partners confirmed a gravity-based structure development concept

Commenting on the Company’s first quarter 2023 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos delivered solid performance in the first quarter and moved the company closer to the expected mid-year free cash flow inflection point. We have three development projects underway that aim to increase production by around 50% from current levels.

“New oil production from Jubilee is expected online shortly, with capital expenditure starting to fall through the rest of the year. We have also made good progress in the quarter on Phase 1 of the Tortue project and drilling at Winterfell is planned to begin next quarter.

“Kosmos has a busy year of catalysts ahead, having already delivered key milestones in the first quarter. We remain focused on execution and realizing the full potential of our distinctive assets.”

FINANCIAL UPDATE

Net capital expenditures for the first quarter of 2023 was $206 million, in line with guidance.

Realized pricing for the quarter of $70.91 per boe, including derivative cash settlements, was lower compared to the fourth quarter due to lower commodity prices during the period, and was partially offset by a reduction in operating expenses to $15.26 per boe.

Kosmos exited the first quarter of 2023 with approximately $2.3 billion of total long-term debt and approximately $2.1 billion of net debt(1) and available liquidity of approximately $1.0 billion. The Company generated net cash provided by operating activities of approximately $204 million and free cash flow(1) of approximately $(20) million in the first quarter.

At the end of the quarter, the company completed its semi-annual re-determination of the RBL facility. As expected, the borrowing base decreased by ~$100 million, effective April 1, due to the reduction in loan life.

OPERATIONAL UPDATE

Production

Total net production(2) in the first quarter of 2023 averaged approximately 58,800 boepd, in line with company guidance. The Company exited the quarter in a net overlift position.

Ghana

Production in Ghana averaged approximately 33,600 boepd net in the first quarter of 2023. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 72,200 bopd gross during the quarter. Lower production during the quarter, compared to the previous quarter, was largely due to reduced water injection to manage reservoir pressure during Jubilee Southeast drilling. Normal water injection at Jubilee resumed late February.
Drilling on the Jubilee field continues to make good progress with five wells across the Jubilee main reservoir and Jubilee Southeast development expected online from the end of the second quarter through to the end of the third quarter (four producer wells and one injector well). Production at the Jubilee field is expected to rise through to year-end as these new wells come online. The partnership expects new wells to increase gross production at Jubilee by over 50% from the first quarter to more than 110,000 bopd by the end of 2023.

At TEN, production averaged approximately 20,300 bopd gross for the first quarter.

Two cargos are expected in Ghana in the second quarter of 2023, which would lead to an underlift position at the end of the second quarter, ahead of an anticipated increase in cargo liftings during the second half of the year as Jubilee production ramps up.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 15,900 boepd net (~82% oil) during the first quarter, in line with guidance.

The workover plan for the Kodiak ST3 well has progressed and a vessel has been contracted. Work is expected to begin in the fourth quarter.

The Odd Job subsea pump project, intended to sustain long-term production from the field, is 45% complete and is on track to be in service by mid-year 2024.

The Winterfell development project continues to progress. Drilling is expected to start in the third quarter of 2023, with first oil targeted around the end of the first quarter of 2024. Host facility and export agreements are expected to be executed around mid-year 2023.

The Tiberius infrastructure-led exploration (ILX) well, a four-way structural trap targeting a pre-drill gross resource of ~135 million barrels of oil, is scheduled to spud in the third quarter.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 27,200 bopd gross and 9,300 bopd net in the first quarter of 2023. Kosmos lifted 1 cargo from Equatorial Guinea during the quarter, in line with guidance.

The infill drilling campaign is scheduled to commence in the fourth quarter of 2023 with the first of three infill wells expected to be online around the end of the year.

The Akeng Deep ILX opportunity, a well targeting a pre-drill gross resource of ~180 million barrels of oil in the deeper Albian trend, is expected to spud next year following the completion of the infill drilling campaign.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim liquified natural gas (LNG) project continues to make good progress. First gas is targeted at the end of 2023 with continued progress across the four major work streams:

•Hub Terminal: Construction work is complete, and activity is focused on progressing the final commissioning for handover to operations around the end of the second quarter of 2023.

•Subsea: Laying of the deepwater section of the pipeline from the field to the FPSO is currently underway. This will be followed by the installation of the infield flowlines and subsea structures. Timely execution of this subsea work scope is the critical path to first gas by the end of the year.
•FPSO: Arrival on location offshore Mauritania/Senegal is expected around the end of the second quarter of 2023 when the hookup and commissioning work will commence.
•FLNG: Construction and mechanical completion activities are finishing and commissioning work is underway. Sailaway is targeted for mid-year 2023

Further progress has also been made across the company's other future gas developments:

•Tortue Phase 2: In late February, the company announced that the partnership had selected a gravity-based structure development concept, a key step to advancing the project into pre-FEED.
•BirAllah: Kosmos is working with the partnership and Government of Mauritania on project optimization and concept selection.
•Yakaar-Teranga: The partnership is continuing to progress the first phase domestic gas scheme with the Government of Senegal, with the potential for LNG export in future phases.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2023 financial and operating results today, May 9, 2023, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues and other income:
Oil and gas revenue	$394,240	$659,015
Other income, net	(373)	52
Total revenues and other income	393,867	659,067

Costs and expenses:
Oil and gas production	83,936	124,703
Facilities insurance modifications, net	—	7,136
Exploration expenses	12,000	11,876
General and administrative	29,167	25,793
Depletion, depreciation and amortization	109,374	158,969
Interest and other financing costs, net	24,568	33,139
Derivatives, net	(6,840)	282,172
Other expenses, net	2,030	2,426
Total costs and expenses	254,235	646,214

Income before income taxes	139,632	12,853
Income tax expense	56,323	11,453
Net income	$83,309	$1,400

Net income per share:
Basic	$0.18	$0.00
Diluted	$0.17	$0.00

Weighted average number of shares used to compute net income per share:
Basic	458,318	454,102
Diluted	479,326	469,164

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$128,427	$183,405
Receivables, net	110,005	119,735
Other current assets	204,886	165,581
Total current assets	443,318	468,721

Property and equipment, net	3,966,178	3,842,647
Other non-current assets	288,649	268,620
Total assets	$4,698,145	$4,579,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$273,195	$212,275
Accrued liabilities	319,801	325,206
Current maturities of long-term debt	30,000	30,000
Other current liabilities	1,517	6,773
Total current liabilities	624,513	574,254

Long-term liabilities:
Long-term debt, net	2,191,054	2,195,911
Deferred tax liabilities	460,414	468,445
Other non-current liabilities	552,724	553,530
Total long-term liabilities	3,204,192	3,217,886

Total stockholders’ equity	869,440	787,848
Total liabilities and stockholders’ equity	$4,698,145	$4,579,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Operating activities:
Net income	$83,309	$1,400
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	111,925	161,639
Deferred income taxes	(8,032)	(85,792)
Unsuccessful well costs and leasehold impairments	1,304	2,401
Change in fair value of derivatives	(2,338)	290,806
Cash settlements on derivatives, net(1)	(11,357)	(93,050)
Equity-based compensation	10,093	8,392
Loss on extinguishment of debt	—	192
Other	(2,273)	(2,288)
Changes in assets and liabilities:
Net changes in working capital	21,222	45,928
Net cash provided by operating activities	203,853	329,628

Investing activities
Oil and gas assets	(223,685)	(108,834)
Proceeds on sale of assets	—	118,222
Notes receivable from partners	(15,671)	—
Net cash provided by (used in) investing activities	(239,356)	9,388

Financing activities:
Payments on long-term debt	(7,500)	(107,500)
Tax withholdings on restricted stock units	(11,810)	(2,753)
Dividends	(165)	(642)
Deferred financing costs	—	(5,738)
Net cash used in financing activities	(19,475)	(116,633)

Net increase (decrease) in cash, cash equivalents and restricted cash	(54,978)	222,383
Cash, cash equivalents and restricted cash at beginning of period	186,821	174,896
Cash, cash equivalents and restricted cash at end of period	$131,843	$397,279

(1)Cash settlements on commodity hedges were $(4.2) million and $(83.6) million for the three months ended March 31, 2023 and 2022, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023
Net income	$83,309	$1,400	$308,460
Exploration expenses	12,000	11,876	134,354
Facilities insurance modifications, net	—	7,136	(893)
Depletion, depreciation and amortization	109,374	158,969	448,661
Impairment of long-lived assets	—	—	449,969
Equity-based compensation	10,093	8,392	36,247
Derivatives, net	(6,840)	282,172	(28,120)
Cash settlements on commodity derivatives	(4,182)	(83,563)	(248,491)
Other expenses, net(2)	2,030	2,426	(9,451)
Gain on sale of assets	—	—	(50,471)
Interest and other financing costs, net	24,568	33,139	109,689
Income tax expense	56,323	11,453	155,386
EBITDAX	$286,675	$433,400	$1,305,340
Sold Ghana & acquired Kodiak interests EBITDAX Adj(1)	—	(22,208)	2,969
Pro Forma EBITDAX	$286,675	$411,192	$1,308,309

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the sold Ghana interest associated with the Ghana pre-emption and the acquired Kodiak interest, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of March 31, 2023 and December 31, 2022:

	March 31,	December 31,
	2023	2022
Total long-term debt	$2,262,500	$2,270,000
Cash and cash equivalents	128,427	183,405
Total restricted cash	3,416	3,416
Net debt	$2,130,657	$2,083,179

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net income	$83,309	$1,400

Derivatives, net	(6,840)	282,172
Cash settlements on commodity derivatives	(4,182)	(83,563)
Facilities insurance modifications, net	—	7,136
Other, net(2)	1,899	2,331
Loss on extinguishment of debt	—	192
Total selected items before tax	(9,123)	208,268

Income tax (expense) benefit on adjustments(1)	3,508	(63,980)
Impact of valuation adjustments and U.S. tax law changes	—	(3,295)
Adjusted net income	$77,694	142,393

Net income per diluted share	$0.17	$0.00

Derivatives, net	(0.01)	0.60
Cash settlements on commodity derivatives	(0.01)	(0.18)
Facilities insurance modifications, net	—	0.02
Other, net(2)	—	—
Loss on extinguishment of debt	—	—
Total selected items before tax	(0.02)	0.44

Income tax (expense) benefit on adjustments(1)	0.01	(0.13)
Impact of valuation adjustments and U.S. tax law changes	—	(0.01)
Adjusted net income per diluted share	$0.16	$0.30

Weighted average number of diluted shares	479,326	469,164

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Reconciliation of free cash flow:
Net cash provided by operating activities	$203,853	$329,628
Net cash used for oil and gas assets - base business	(97,174)	(85,925)
Base business free cash flow	106,679	243,703
Net cash used for oil and gas assets - Mauritania/Senegal	(126,511)	(22,909)
Free cash flow	$(19,832)	$220,794

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net Volume Sold
Oil (MMBbl)	4.945	6.231
Gas (MMcf)	2.761	1.004
NGL (MMBbl)	0.096	0.117
Total (MMBoe)	5.501	6.515
Total (Boepd)	61.124	72.393

Revenue
Oil sales	$388,099	$650,008
Gas sales	3,866	4,936
NGL sales	2,275	4,071
Total oil and gas revenue	394,240	659,015
Cash settlements on commodity derivatives	(4,182)	(83,563)
Realized revenue	$390,058	$575,452

Oil and Gas Production Costs	$83,936	$124,703

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$78.48	$104.32
Average gas sales price per Mcf	1.40	4.92
Average NGL sales price per Bbl	23.70	34.79
Average total sales price per Boe	71.67	101.15
Cash settlements on commodity derivatives per oil Bbl(1)	(0.85)	(13.41)
Realized revenue per Boe	70.91	88.32

Oil and gas production costs per Boe	$15.26	$19.14

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately (217.0) thousand barrels as of March 31, 2023.

Kosmos Energy Ltd.
Hedging Summary
As of March 31, 2023(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2023:
Three-way collars	Dated Brent	4,500	$71.67	$49.17	$107.58
Two-way collars	Dated Brent	3,750	72.00	—	113.33
2024:
Three-way collars	Dated Brent	2,000	70.00	45.00	97.50

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of March 31, 2023 and hedges put in place through the end of April 2023.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2023 Guidance

	2Q 2023	FY 2023 Guidance

Production(1,2)	57,000 - 61,000 boe per day	65,000 - 69,000 boe per day

Opex(3)	$14.50 - $16.50 per boe	$13.50 - $15.50 per boe

DD&A	$20.00 - $22.00 per boe	$19.00 - $21.00 per boe

G&A(~60% cash)	$28 - $30 million	~$110 - $120 million

Exploration Expense(4)	~$10 million	~$40 million

Net Interest Expense(5)	~$25 million / quarter

Tax	$5.50 - $7.50 per boe	$10.00 - $12.00 per boe

Capital Expenditure(6)	$200 - $225 million	$700 - $750 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)2Q 2023 cargo forecast – Ghana: 2 cargos / Equatorial Guinea 0.5 cargo. FY 2023 Ghana: 15 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 2Q 2023 forecast 15,500-16,500 boe per day. FY2023: 14,000-15,000 boe per day. Oil/Gas/NGL split for 2022: ~81%/~11%/~8%.
(3)Mauritania & Senegal cash Opex of $15 million in 2023 (fully allocated to lifting in 2024)
(4)Excludes leasehold impairments and dry hole costs
(5)Includes impact of capitalized interest through year-end 2023 of ~$30 million/quarter
(6)Excludes acquisitions/sales of oil & gas assets

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com